Exhibit 10.14

SUMMARY OF THE
WHITE MOUNTAINS INSURANCE GROU
DEFERRED COMPENSATION PLAN

I.                                         INTRODUCTION

White Mountains Insurance Group, Ltd. (the “Company”) has established the White Mountains Insurance Group Deferred Compensation Plan (the “Plan”) to provide members of the Company’s Board of Directors (the “Board”) and designated key employees and consultants of the Company and its subsidiaries with the opportunity to defer the receipt of compensation that would otherwise be payable to them.  The Company intends that the Plan be an unfunded, non-qualified deferred compensation plan maintained primarily for the purpose of providing deferred compensation for directors and a select group of management or highly compensated employees or consultants of the Company and its subsidiaries.

This description briefly describes the material features of the Plan.  This summary also describes the material administrative procedures of the Plan adopted by the Administrator pursuant to the authority delegated by the Plan, which may be amended or modified from time to time by the Administrator, the Board or the Human Resources Committee of the Board (the “Committee”).  The “Administrator” is the person or committee designated by the Committee as responsible for the day-to-day operation of the Plan, provided that the Committee is the Administrator with respect to participants who are nonemployee directors of the Company.  However, the Plan document governs the rights and obligations of participants in the Plan and this description is qualified in its entirety by the Plan document.  In the event of any inconsistency between this description and the Plan document, the terms of the Plan document will control.

II.                                     ELIGIBILITY

Directors who are not employees of the Company or its subsidiaries are automatically eligible to participate in the Plan.

Before the beginning of each calendar year (known as a “Plan Year”), the Plan Administrator will designate those employees of, or consultants to, the Company and its subsidiaries who are eligible to participate in the Plan.  Employees or consultants eligible to participate in the Plan are determined on a calendar year-by-calendar year basis and selection as an eligible individual for one Plan Year does not guarantee that an employee or consultant will be eligible to participate in the Plan in subsequent Plan Years.  Eligible employees and consultants will be promptly notified of their selection and provided the necessary election forms to participate in the Plan for the relevant Plan Year.

III.                                 DEFERRALS

Directors will be permitted to defer retainers or other fees paid by the Company for service on the Board or any committee thereof that would otherwise be paid in the next Plan Year.  An eligible employee or consultant will be permitted to defer the receipt of compensation or fees that would otherwise by paid in the next Plan Year.  Specifically, an eligible employee can elect to defer some or all of the (i) base salary, (ii) annual bonus or (iii) long-term incentive compensation that, in each case, would be paid to him/her in the next Plan Year.  Notwithstanding the foregoing, (i) any director who is first elected to the Board during a Plan Year or any eligible employee who is first hired by the Company or a participating subsidiary during a Plan Year may elect within 30 days after becoming a director or an eligible employee, as applicable, to defer any unpaid portion of his base salary, annual bonus or long-term incentive compensation in respect of such Plan Year and (ii) directors and eligible employees may elect to defer any unpaid base salary, annual bonus or long-term incentive compensation for the Plan Year in which the Plan is first adopted by the Board.

Example.  An individual designated as an eligible employee in 2003 will have the opportunity to defer some or all or his/her base salary, annual bonus or long-term incentive compensation that would otherwise be paid in 2004.

To actually defer amounts under the Plan, an eligible individual must file a deferral election with the Administrator before the date specified by the Administrator, which must in any event be before the start of the relevant Plan Year.  After the date specified by the Administrator, an eligible individual cannot make, change or revoke any deferral elections that apply to that year.

Example.  An individual designated as an eligible employee for the 2004 Plan Year must file a deferral election before the date specified by the Administrator, which must be on or before December 31, 2003 to defer any compensation that would otherwise be paid in 2004.  After the date determined by the Administrator, this eligible employee cannot make, change or revoke any deferral election that applies to 2004.

An election made by an eligible individual will apply only to the relevant Plan Year and will not apply to subsequent Plan Years.  Therefore, an eligible individual will need to make a separate deferral election for each Plan Year in which he/she is eligible to participate in the Plan.

The Administrator will create a bookkeeping account for each eligible individual who elects to defer amounts under the Plan.  A person who actually elects to defer amounts under the Plan is called a “participant”.

The total amount credited to a participant’s account (which includes deferrals and all related earnings) cannot exceed $50 million (or such other amount designated by the Committee).  Any amounts credited to a participant’s account in excess of the applicable limit will be promptly distributed to the participant and additional deferrals by the participant will be suspended.

IV.                                 INVESTMENTS

A.                                   General Rules.

Amounts deferred by a participant will be credited to the bookkeeping account established on his/her behalf by the Administrator on the first business day after the date it would otherwise have been paid to the participant.  Additions to a participant’s account will be deemed to be invested as described below as soon as administratively feasible after the date they are credited to the participant’s account.  A participant’s account will be adjusted (as appropriate) based on the performance of its deemed investments.

From time to time, the Administrator will make certain investment funds available under the Plan in which a participant may elect to have his/her deferrals deemed to be notionally invested.  The investment funds currently available as notional investment alternatives under the Plan are set forth on Exhibit A.  The Administrator can add or delete funds at any time without the consent of participants.

A participant may direct, in accordance with rules established by the Administrator, the deemed investment of his/her account among the investment funds available under the Plan.  Except as otherwise provided herein, a participant’s account will be deemed to be invested in accordance with his/her instructions.  A participant may amend his/her investment directions by filing a new investment form with the Administrator.  A participant’s new investment directions will generally take effect as set forth on Exhibit A (or on such other timing as specified by the Administrator).

On each “valuation date”, a participant’s account will be adjusted to reflect any gains or losses attributable to the deemed investment of his/her account.  A “valuation date” will generally be the last business day of each calendar quarter (or such other date specified by the Administrator).  However, certain funds available under the Plan may have semi-annual or annual valuation dates.

A participant’s account will generally be deemed to be invested in accordance with the participant’s investment directions.  However, the Committee may, in its sole discretion, disregard the participant’s election and treat his/her account as being deemed invested in any investment fund selected by the Committee.  In the event that any fund under which any portion of the participant’s account is deemed to be invested ceases to exist, such portion of the account thereafter shall be deemed held in the fund selected by the participant or, in the absence of any instructions from the participant, by the Committee, subject to subsequent deemed investment elections.

The Administrator will establish rules and procedures regarding the deemed investment of a participant’s account.  To the extent inconsistent with this summary, the rules and procedures adopted by the Administrator shall govern the deemed investment of a participant’s account.

The Company shall provide an annual statement to the participant showing such information as is appropriate, including the aggregate amount credited to the account, as of a reasonably current date.

B.                                     Company Shares.

Unless otherwise determined by the Committee or the Administrator, a deemed investment alternative of common shares of the Company, par value $1.00 (“Company Shares”), will be made available under the Plan.  A participant who is a director or who is considered an “officer” for purposes of Section 16(b) of the Securities Exchange Act of 1934, as amended (collectively, “Section 16(b) person”) may, but is not required to, elect to treat up to 100% of the amounts he/she defers under the Plan as deemed invested in Company Shares.  Each other participant may, but is not required to, elect to treat up to 50% of the amounts he/she defers under the Plan as deemed invested in Company Shares.

In addition, there are additional restrictions on a participant’s ability to transfer amounts into and out of a deemed investment in Company Shares.  A participant will not be permitted to notionally invest in Company Shares (i) any amounts deferred under the Plan that are initially deemed to be invested in an alternative other than Company Shares or (ii) amounts credited to a participant’s account that are deemed to be transferred out of Company Shares into another investment alternative.  A participant may, however, have future amounts deferred under the Plan deemed to be invested in Company Shares.

Example 1.  Participant X (who is a Section 16(b) person) defers $10,000 a year under the Plan, all of which is deemed to be invested in Company Shares, and has a total of $100,000 of his account deemed to be invested in Company Shares.  Assume X elects to transfer $25,000 of the amounts deemed invested in Company Shares to another investment alternative.  X cannot ever transfer that $25,000 (or earnings thereon) back into a deemed investment in Company Shares.  X can elect, however, to have the $10,000 he defers in each future year deemed to be invested in Company Shares.

Example 2.  Participant Y (who is a Section 16(b) person) defers $20,000 in a Plan Year.  Assume Y elects to have $15,000 of such deferral deemed to be invested in an alternative other than Company Shares.  Y cannot ever transfer that $15,000 (or earnings thereon) into a deemed investment in Company Shares.

Example 3.  Participant Z, who is not a Section 16b person, defers $10,000 each Plan Year, $5,000 of which is required to be deemed invested in an alternative other than Company Shares.  Assume participant Z elects to notionally invest the other $5,000 other than in Company Shares so that none of Z’s $10,000 deferral is deemed to be invested in Company Shares.  Z cannot ever transfer any of that $10,000 (or earnings thereon) into a deemed investment in Company Shares.  Z can elect, however, to have up to 50% of future deferrals deemed to be invested in Company Shares.

V.                                     DISTRIBUTIONS

A.                                   General Rules

At the time a participant elects to defer amounts under the Plan, he/she must also make a distribution election with respect to those amounts.  That distribution election applies only to amounts deferred by the participant in that Plan Year (plus associated gains or losses from the deemed investment of those amounts), meaning that a participant must make a separate distribution election for each Plan Year in which he/she participates.

Example.  An eligible employee who elects to participate in the Plan for Plan Year 1 and Plan Year 2 must make separate distribution elections for the compensation deferred in each of Plan Year 1 and Plan Year 2.  The distribution elections for the two Plan Years can be identical, but the participant will need to make two separate elections.  The election for Plan Year 1 will apply only to the compensation deferred in Plan Year 1, plus associated gains or losses from the deemed investment of this compensation.

A participant must generally elect to defer amounts to a specific date.  That date can be no earlier than the January 1 following the Plan Year for which the deferral election is in effect.  However, regardless of a participant’s election, distributions under the Plan will commence as soon as administratively practicable after the participant’s termination of service as defined in the Plan (but no later than three months after the end of the year in which termination of service occurs).

Example.   A participant who elects to defer compensation that would otherwise be payable in 2004 must elect to defer that compensation until a date certain (e.g., January 1, 2010).  The earliest date until which a participant can defer receipt of this compensation is January 1, 2005 (i.e., the January 1 following the Plan Year for which the deferral election is in effect).  Regardless of the date chosen by a participant, distribution of his/her account will begin following his/her termination of employment, if this occurs before the date selected by the participant.

A participant has two choices regarding the form of distribution: (i) a lump sum distribution or (ii) a distribution in annual installments over a period of no more than 10 years.  If a participant elects a lump sum form of distribution, the relevant portion of his/her account will be distributed in a lump sum as soon as administratively feasible after the date determined above.  If a participant elects an installment form of distribution, the relevant portion of his/her account will be distributed in annual installments over the period elected by the participant.  In this event, the remainder of the participant’s account will continue to be deemed invested as described above and credited with the applicable deemed investment gains/losses over the installment period.

In any Plan Year, the first $1,000,000 (or such other amount determined by the Committee) distributed to a participant will be paid in cash.  Distributions in excess of the relevant amount in any Plan Year will generally be made in Company Shares.  However, the Committee will consider a participant’s request to distribute more than $1,000,000 in cash in any Plan Year.  All distributions made in connection with a change in control of the Company will be made in cash.

B.                                     Death of the Participant

In the event a participant dies before all his/her entire account has been distributed, the entire value of his/her account will be distributed to his/her beneficiary in a lump sum as soon as practicable but not later than 30 days following the immediately succeeding valuation date following the participant’s death.  A participant must designate a beneficiary at the time he/she elects to defer amounts under the Plan and may change this designation in accordance with procedures adopted by the Administrator.  If there is no effective beneficiary designation on file, a participant’s account will be distributed to his/her estate in the event of his/her death.

C.                                     Changes in Distribution Elections

With the Committee’s permission, a participant may change any distribution election on file with the Administrator in accordance with the following rules.  First, a participant may change a distribution election only if the date on which the distribution would otherwise be made is more than one year away.  Second, the date on which the new election takes effect can be no earlier than the first business day of the calendar quarter following the first anniversary of the date it is filed with the Administrator.

Example 1.  A participant originally elects to have compensation deferred in 2004 (together with associated gains and losses) paid in a lump sum on January 1, 2010.  If the Committee approves, this participant may change this distribution election any time before January 1, 2009.  After this date, the participant may not change the distribution election for the 2004 deferred compensation.

Example 2.  A participant originally elects to have compensation deferred in 2004 (together with associated gains and losses) paid in a lump sum on January 1, 2010.  In January 2005, the participant decides that he would like an earlier distribution, and the Committee approves this decision.  The earliest distribution date the participant can elect is April 1, 2006 (i.e., the first calendar quarter ending one year or more after an amended distribution election form is filed with the Administrator).

D.                                    Special Distributions

In addition to the distributions described above, the following distributions are also available under the Plan.

Distribution for Emergency Need.  The Committee may, but is not required to, grant a distribution to a participant who demonstrates the existence of a severe financial hardship resulting from an extraordinary or unforeseeable event beyond the participant’s control.  The participant must apply for this distribution in accordance with, and meet any conditions established by, the Committee to be eligible to receive any such distribution.

Other Distribution.  A participant may withdraw all or any part of his/her account at any time.  However, to comply with IRS rules, a participant will be required to forfeit 10% of the value of his/her entire account prior to any such distribution and the participant shall not be permitted to make any additional deferrals for the remainder of the year of such withdrawal and the next calendar year.

Change in Control.  In the event of a Change in Control of the Company (as defined in the White Mountains Long Term Incentive Plan), a participant’s entire account will be paid out in a cash lump sum, unless the participant elects in accordance with procedures adopted by the Administrator to defer such a distribution to a later date.

E.                                      Mandatory Deferral of Distributions.

If the Committee determines that any amount that would be distributed to a participant would not be deductible for federal tax purposes, the Committee may elect to defer the date of such distribution to a later date chosen by the Committee when the distribution would be deductible.

F.                                      No Assignment.

No benefit, distribution or payment under the Plan may be anticipated, assigned (either at law or in equity), alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process whether pursuant to a “qualified domestic relations order” as defined in Section 414(p) of the Internal Revenue Code of 1986, as amended, or otherwise.

VI.                                 MISCELLANEOUS

Any amount credited under the Plan on behalf of a participant is a general unsecured obligation of the Company and the claims of any participant (or his/her beneficiary) under the Plan shall at all times be merely the claim of an unsecured creditor of the Company.  The Company is not required to set aside any assets to offset its obligations under the Plan.  Further, no participant (or his/her beneficiary) will have any preferential claim to any assets set aside to cover the Company’s obligations under the Plan.

This document is only a summary of the Plan.  A participant’s rights and obligations under the Plan will be determined in all respects in accordance with the Plan document and the rules and procedures adopted by the Administrator.

Amounts deferred or distributed under the Plan will be subject to any required tax withholding.  Participants acknowledge that amounts deferred under the Plan may be subject to certain federal payroll taxes at the time of deferral and that the participant will be required to pay (by payroll deduction or check) to the Company the participant’s share of any such taxes then due and payable.

Any amount payable pursuant to the Plan shall be reduced at the discretion of the Administrator to take account of any amount due, and not paid, by the participant to the Company at the time payment is to be made hereunder.

The Committee may amend or terminate the Plan in any respect at any time without the consent of participants; provided that no amendment or termination may reduce the amount credited to a participant’s account on the date of such amendment or termination.  In the event of the termination of the Plan, the Committee, in its sole discretion may choose to pay out participants’ accounts prior to the date distributions would otherwise begin (a “termination distribution”).  Each participant shall be compensated for the early distribution of his/her account pursuant to a termination distribution by a payment from the Company in an amount determined by the Committee to be appropriate to make the participant whole for such termination distribution.  Otherwise, following a termination of the Plan, income, gains and losses shall continue to be credited to each account in accordance with the provisions of the Plan until the time such accounts are paid out.

The Committee has the sole and absolute discretion to interpret and construe the terms of the Plan; determine the person or persons to whom benefits under the Plan shall be paid; decide any dispute arising under the Plan; correct any defects, supply omissions and reconcile inconsistencies as the Committee deems appropriate; and have all such other powers as may be necessary to discharge its duties under the Plan, in each case, without the consent of participants.

The Administrator has the sole and absolute discretion to promulgate and enforce such rules, regulations and procedures as shall be proper for the efficient administration of the Plan; determine all questions arising in the administration of the Plan; compute the amount of benefits and other payments which shall be payable to any participant in accordance with the provisions of the Plan; make recommendations to the Board with respect to proposed amendments to the Plan; advise the Board regarding the known future need for funds to be available for distribution; file all reports with government agencies, participants and other parties as may be required by law, whether such reports are initially the obligation of the Company or the Plan; and have all such other powers as may be necessary to discharge its duties hereunder.

Nothing in the Plan shall be construed as a guarantee or right of any participant to be continued as an employee of the Company or its subsidiaries.

The Administrator is required to provide to the Committee on an annual (or more frequent basis) certain information regarding the Plan, including the number of participants and their account balances, the portion of a participant’s account deemed to be invested in Company Shares, each participant’s investment directions regarding deemed transfers into and out of Company Shares and other information requested by the Committee.

If the Committee denies any participant’s or beneficiary’s claim for benefits under the Plan, (i) the Committee shall notify such participant or beneficiary of such denial by written notice which shall set forth the specific reasons for such denial and (ii) the participant shall be afforded a reasonable opportunity for a full and fair review by the Committee of the decision to deny his claim for Plan benefits.

By electing to become a participant in the Plan, each participant shall be deemed conclusively to have accepted and consented to all terms of the Plan and all actions or decisions of the Administrator, the Committee or the Board with regard to the Plan.  Such terms and consent shall also apply to, and be binding upon, the Beneficiaries, distributees and personal representatives and other successors in interest of each participant.

Any action on matters within the discretion of the Administrator or the Committee shall be final, binding and conclusive.

Except to the extent preempted by Federal law, all rights under the Plan shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law.  No action shall be brought by or on behalf of any participant or beneficiary for or with respect to benefits due under the Plan unless the person bringing such action has timely exhausted the Plan’s claim review procedure.

EXHIBIT A

NAME OF DEEMED INVESTMENT FUND	DATE DEEMED ELECTIONS TAKE EFFECT
Vanguard Mutual Funds

•   International Growth
•   International Stock Index
•   Small-Cap Index
•   Windsor
•   Windsor II
•   500 Index
•   Wellington
•   Balanced Index
•   High-Yield Corporate
•   Long-Term Corporate
•   Intermediate Term Treasury
•   Short-Term Corporate
•   Prime Money Market

Next Business Day
OneBeacon Funds
• OneBeacon Fixed Income • OneBeacon Fully Managed • OneBeacon Equity	Next Business Day
WTM Common Shares	Next Business Day
Berkshire Hathaway “B” shares	Next Business Day
Prospector Partners Fund	First Business Day of Next Calendar Quarter
Prospector Partners Small Cap Fund	First Business Day of Next Calendar Quarter
Scion Fund	First Business Day of Next Calendar Quarter